EXHIBIT 99.1

Contact:        Susan E. Moss

Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED ANNOUNCES EXPANSION OF ITS HOME HEALTH OPERATIONS

AND GROWTH IN FOUR INTEGRATED CARE MARKETS

LOUISVILLE, Ky. (February 9, 2016) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the expansion of its home health operations in South Carolina. In addition, the Company announced growth in its inpatient rehabilitation facility (“IRF”) business, hospice services and nursing center operations in several integrated care markets.

Home Health – South Carolina

Kindred acquired from the South Carolina Department of Health and Environmental Control (“DHEC”) licenses to provide home health services in all 46 counties in South Carolina for approximately $18 million. Kindred reached an agreement with DHEC following a state bidding process. The agreement took effect January 1, 2016, and immediately expands Kindred’s services from 10 offices serving 22 counties to 19 offices serving the entire state of South Carolina. As part of the license transfer agreement, Kindred agreed to hire all employees and agreed to take over patients upon consent. Upon completion, 72 employees accepted the Company’s offer of employment and 650 patients granted consent to the Company’s care. With this platform, Kindred intends to open additional offices and expand its home health services in the state. The Company has been providing home health services in South Carolina since it acquired Gentiva Health Services, Inc. (“Gentiva”) in February 2015.

IRF and Hospice – Cleveland Integrated Care Market

In January 2016, Kindred opened its second IRF in the Cleveland area in partnership with University Hospitals. The 50-bed IRF, named University Hospitals Avon Rehabilitation Hospital, is located in Avon, Ohio, and features all private rooms, dedicated therapy space, outdoor courtyards, and home-like, “transition to community” areas that help prepare patients for daily activities and a safe return home. The facility provides physical, occupational and speech-language therapy, specialized rehabilitation nursing and a wide range of clinical services, including neurological and stroke recovery centers. Kindred and University Hospitals also operate a 50-bed IRF, named University Hospitals Rehabilitation Hospital, in Beachwood, on the east side of the city, which opened in 2013.

In addition, effective February 1, 2016, Kindred acquired HopeBridge Hospice, LLC, which provides hospice care in six counties in the Cleveland area and is now operating under the name Kindred at Home Hospice. This complements Kindred’s existing services in the Cleveland market that include two transitional care hospitals, two assisted living facilities, three nursing centers, a co-located hospital-based sub-acute unit, home health and non-medical home care services, and Kindred House Calls, the Company’s home-based primary care business.

Transitional Care Center – Las Vegas Integrated Care Market

In January 2016, Kindred opened a new 160-bed Transitional Care Center (“TCC”) in its Las Vegas integrated care market. The TCC specializes in intensive short-term rehabilitation therapy, including cardiac, pulmonary and orthopedic rehabilitation. In the Las Vegas market, Kindred operates three transitional care hospitals, a co-located hospital-based sub-acute unit, and home health, hospice and non-medical home care services.

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680 South Fourth Street        Louisville, Kentucky 40202

502.596.7300        www.kindredhealthcare.com

Kindred Announces Expansion of Its Home Health Operations and Growth in Four Integrated Care Markets

February 9, 2016

Transitional Care Center and IRF – Phoenix Integrated Care Market

In January 2016, Kindred opened a new 120-bed TCC on the campus of Phoenix St. Luke’s Medical Center in the Company’s Phoenix integrated care market. The TCC specializes in intensive short-term rehabilitation therapy, including cardiac and orthopedic rehabilitation. In the Phoenix market, Kindred also operates two transitional care hospitals, and home health and non-medical home care services.

In addition, Kindred has broken ground on a 50-bed IRF in Chandler, Arizona, a suburb of Phoenix, in partnership with Dignity Health. Subject to customary regulatory and other approvals, Kindred expects the IRF to open by the fourth quarter of 2016.

Sub-Acute Skilled Nursing Unit – Miami Integrated Care Market

In January 2016, Kindred opened a 30-bed co-located sub-acute skilled nursing unit within Kindred Hospital South Florida-Hollywood, situated in Kindred’s Miami integrated care market. Patients in the unit receive rehabilitation therapy that acts as a bridge to transition them from hospital care back to the community. The focus is on physical and functional improvement and personal independence. A team of professionals works with each patient to restore health and help to achieve maximum independence in the activities of daily living. In its Miami market, Kindred also operates four transitional care hospitals, and provides home health and hospice services.

Hospice – Orlando, Florida

Also in Florida, the Company acquired Samaritan Care Hospice of Osceola, Inc., doing business as Samaritan Care Hospice of Florida, effective January 1, 2016. Samaritan Care Hospice, now called Kindred at Home Hospice, operates one location in Orlando, where Kindred operates six home health locations.

Management Commentary

“We believe these projects add the right assets and services to the right markets, allowing us to build upon our continuum of care model that delivers a full spectrum of post-acute care options to patients, payors and referral sources,” said Benjamin A. Breier, President and Chief Executive Officer of the Company. “We are grateful to our many partners in these projects and are excited about continuing to grow our services in these communities.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-95 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At September 30, 2015, Kindred through its subsidiaries had approximately 102,200 employees providing healthcare services in 2,723 locations in 47 states, including 95 transitional care hospitals, 18 inpatient rehabilitation hospitals, 90 nursing centers, 20 sub-acute units, 626 Kindred at Home home health, hospice and non-medical home care sites of service, 101 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,773 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva and Centerre Healthcare Corporation, which was acquired by the Company on January 1, 2015.

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